Exhibit 99.1
Alion Acquires Washington Consulting, Inc
Technology solutions firm purchases IT and management consulting services provider
February 27, 2006—McLean, VA — Alion Science and Technology, a technology solutions provider for defense, civilian government and industry, today announced that it has acquired McLean-based Washington Consulting, Inc. (WCI). WCI provides enterprise IT and management consulting solutions and services to commercial and government customers. Terms of the deal, which was completed on February 24, 2006, were not disclosed.
“This acquisition brings a terrific set of complementary capabilities to Alion,” said Bahman Atefi, Chairman and CEO of Alion. “We have provided enterprise IT and knowledge management solutions to our clients for years; Washington Consulting greatly expands our ability to deliver these services. In addition, their management consulting capabilities are an exciting new area for us that will let us bring even greater value to our customers,” he stated.
Randy Crawford, Alion Senior Vice President and manager of the company’s Engineering and Information Technology Sector, added, “Like Alion, WCI understands how to define problems and develop practical solutions in the most efficient, effective manner. Also, their management team is made up of experienced practice leaders from large integrators, so they bring a great understanding of the challenges that result from a rapidly changing business environment.”
WCI is led by J.P. Foley, a former Managing Director of Bearing Point, and Dan Maguire, a former Associate Partner at IBM. Mr. Foley said that the acquisition was the logical next step in the company’s progression. “We have grown very quickly and are ready to make use of the extensive resources that Alion offers. Together, we can successfully deliver large-scale enterprise and management solutions to government and commercial customers,” he explained.
Mr. Foley described how WCI’s management solutions capabilities could enhance Alion’s current support for customers in both the federal government and commercial markets. He cited Alion’s current customers in the DoD, the IRS and the commercial power industry as examples of organizations that are undergoing transformations to their business processes.
WCI will operate as a wholly owned subsidiary of Alion and will continue to serve its existing customer base, which includes large companies in telecommunications, media and entertainment, associations, financial services and DoD and civilian government agencies.
About Alion Science and Technology
Alion Science and Technology is an employee-owned technology solutions company delivering technical expertise and operational support to the Department of Defense,

civilian government agencies and commercial customers. Building on almost 70 years of R&D and engineering experience, Alion brings innovation and insight to multiple business areas: defense operations; modeling & simulation; wireless communication; industrial technology; chemical, biological, nuclear & environmental sciences; information technology; and naval architecture & marine engineering. Based in McLean, Virginia, Alion has more than 2600 employee-owners at major offices, customer sites and laboratories worldwide. For more information, call 877.771.6252 or visit Alion online at www.alionscience.com.
This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of risk factors and uncertainties discussed in documents periodically filed by Alion with the SEC. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.